Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Media:

Pattie Overstreet-Miller

847/851-7351

Lynne Baker

847/851-7006

Investors:

Karen M. King

847/585-3899

Career Education Corporation Receives Department of Education Approval To Open Two New Schools; IADT To Add Campuses in California and Texas

HOFFMAN ESTATES, Ill.—(BUSINESS WIRE)—Aug. 9, 2006—Career Education Corporation (NASDAQ:CECO) announced today that on August 8, 2006, the U.S. Department of Education (DOE) approved two new International Academy of Design and Technology (IADT) campuses in Sacramento, California, and San Antonio, Texas for participation in federal student financial aid programs, enabling the company to open the campuses.

The San Antonio campus will offer diploma programs that can be completed in 18 months, and the Sacramento campus will offer associate and bachelor’s degree programs. Programs that may be offered include fashion design and marketing, interior design, visual communications, and criminal justice.

“We have seen a significant amount of interest from students in these markets, and we believe that is a testament to the quality of our programs,” said John Larson, president and chief executive officer of Career Education. “We are pleased with the opportunity to provide quality education and training to students in both of these outstanding cities, and we are committed to fully supporting the local communities as well as our students and faculty.”

The new campuses have been approved by the California Bureau for Private Postsecondary and Vocational Education and the Texas Workforce Commission. Both campuses are accredited by the Accrediting Council for Independent Colleges and Schools (ACICS) as branch campuses of IADT in Tampa, Florida.

About the International Academy of Design and Technology

The schools within Career Education Corporation’s International Academy of Design & Technology (IADT) division offer diploma, associate, bachelor’s and master’s degree programs in the fields of design, business, and technology.

Students at IADT have the advantage of learning in a hands-on environment and enrolling in career-specific classes taught by industry professionals in their respective fields.

About Career Education Corporation

The colleges, schools and universities that are part of the Career Education Corporation (CEC) family offer high quality education to approximately 85,000 students across the world in a variety of career-oriented disciplines. The 80-plus campuses that serve these students are located throughout the U. S., Canada, France, the United Kingdom, and the United Arab Emirates and offer doctoral, master’s, bachelor’s, and associate degrees and diploma and certificate programs. Approximately one third of students attend the web-based virtual campuses of American InterContinental University Online and Colorado Technical University Online.

Career Education is an industry leader whose gold-standard brands are recognized globally. Those brands include, among others, the Le Cordon Bleu Schools North America; the Harrington College of Design; the Brooks Institute of Photography; the Katharine Gibbs Schools; American InterContinental University; Colorado Technical University and Sanford-Brown Institutes and Colleges. The mission of CEC, through its schools, its educators, and its employees is education—their primary goal, to enable students to graduate successfully and pursue rewarding careers.

For more information see www.careered.com. The company’s website also has a detailed listing of individual campus locations and web links for its 80-plus colleges, schools and universities.